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                                                                      EXHIBIT 99

CONTACT:
Harold H. Bach, Jr.                        Joseph N. Jaffoni, Kathleen M. Holmes
Chief Financial Officer                           Jaffoni & Collins Incorporated
MIDWAY GAMES INC.                           (212) 835-8500, E-mail: mwy@jcir.com
(773) 961-2222


           MIDWAY GAMES UPDATES COIN-OP AND HOME VIDEO GAME PROSPECTS

CHICAGO, ILLINOIS, MARCH 30, 1999-- Midway Games Inc. (NYSE:MWY) announced today that, as previously reported, revenues and earnings for the second half of the fiscal year ending June 30, 1999 will be lower than the Company's revenues and earnings for the corresponding period of the prior fiscal year and that home video game revenues for the second half of fiscal 1999 are expected to be lower than revenues for the same period of fiscal 1998. While the Company believes that sales of its coin operated video games have been affected by weak market conditions experienced in the coin operated video game industry generally, the Company expects that coin operated video game revenues for the second half of fiscal 1999 will exceed coin operated video game revenues for the same period of fiscal 1998.

Midway's revenues for the third fiscal quarter ending March 31, 1999 are expected to be between $73,000,000 and $75,000,000, compared to revenues for the third fiscal quarter of the prior year of $94,347,000. Earnings for the fiscal third quarter are expected to be between $.01 and $.03 per share compared to Midway's earnings of $.18 per share for the third fiscal quarter last year. Lower third fiscal quarter home video game revenues are primarily due to fewer titles being acquired from third party developers for release during the quarter and the Company experiencing delays in the introduction of certain internally developed games.

During the third fiscal quarter the Company released three new coin operated video games: HydroThunder, a racing boat game, NBA(R) Showtime:NBA on NBC(R), a basketball game with over-the-top action similar in style to NFL(R) Blitz(TM), Midway's hit football game that has sold nearly 2,000,000 home video game units to date, and War:Final Assault, a linkable first person combat game. Hydro Thunder was released in February and has already become a hit in the coin operated market based on location earnings and sales to date. NBA(R) Showtime:
NBA on NBC(R) and War:Final Assault were both released in March. While sufficient data is not yet available with respect to these two games, the Company continues to be optimistic about the prospects for its coin operated sales for the balance of the fiscal year. Historically, there has been a direct




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correlation between strong performance of the Company's coin-operated games and the subsequent performance of the same game in the home market.

The Company believes that its home video game product line for its fiscal year ending June 30, 2000 will benefit from a greater number of hit coin operated titles and new direct-to-the-home only video games. In the first half of fiscal 2000, Midway expects to release into the home market, in addition to third party titles, the following six internally developed products: NFL(R)Blitz(TM) 2000, NBA(R) Showtime:NBA on NBC(R), MK Special Forces(TM), Gauntlet(R) Legends, Ready to Rumble(TM) Boxing, and Mortal Kombat(R)4-DC. This compares with the two internally developed titles released in the first half of fiscal 1999: NFL Blitz and Rush 2:Extreme Racing USA.


This press release contains forward-looking statements concerning the business conditions and outlook for the Company that involve risks and uncertainties including, among other things, the risk that actual results for the quarter ending March 31, 1999 could be different from management's estimates contained herein, the financial strength of the amusement games industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on dedicated platform manufacturers and the other risks and uncertainties discussed in Midway's filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in the forward-looking statements.

Midway is a leading designer, publisher and marketer of interactive entertainment software for both the coin-operated and home markets. Midway's games are available for play on all major dedicated home video game platforms, including Nintendo, Sony and Sega and personal computers.